Exhibit 99.1

Press Release

XTI Aerospace Unveils New Corporate Video

ENGLEWOOD, Colo., August 5, 2024 /PRNewswire/ -- XTI Aerospace, Inc. (NASDAQ: XTIA) today unveiled its new corporate video showcasing the TriFan 600, a fixed-wing vertical takeoff and landing (VTOL) aircraft currently in development.

The video is available on the company’s website at https://xtiaerospace.com/.

Scott Pomeroy, CEO of XTI, commented, “We are excited to share this new corporate video hosted by David Brody, the founder of XTI Aircraft. At XTI Aerospace, we’re turning the impossible into reality and believe we have the potential to revolutionize aviation with our state-of-the-art VTOL TriFan 600 aircraft. The TriFan 600 is a game-changer for aviation, merging the versatility of helicopters with the speed of airplanes. We’re not just dreaming big – we’re making it happen. We hope you enjoy this video and learn more about the birth of the TriFan 600 and our progress.”

About XTI Aerospace, Inc.

XTI Aerospace (XTIAerospace.com) is the parent company of XTI Aircraft Company (XTIAircraft.com), an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, speeds of 345 mph and a range of 700 miles, creating an entirely new category – the vertical lift crossover airplane (VLCA). Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in RTLS technology with customers around the world who use the Company’s location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI Aerospace, please visit XTIAerospace.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this press release, including without limitation, statements the products under development by XTI, the advantages of XTI’s technology, the combined company’s customers, plans and strategies are forward-looking statements.

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412
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Some of these forward-looking statements can be identified by the use of forward-looking words, including “believe,” “continue,” “could,” “would,” “will,” “estimate,” “expect,” “intend,” “plan,” “target,” “projects,” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI Aerospace and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations. XTI undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on April 16, 2024, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:
Email: contact@xtiaerospace.com
Web: https://xtiaerospace.com/contact/

Investor Relations:
Crescendo Communications
Tel: +1 212-671-1020
Email: XTIA@crescendo-ir.com

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412
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